Exhibit 99

        Printronix Announces Second Quarter Results for Fiscal Year 2005

     IRVINE, Calif.--(BUSINESS WIRE)--Oct. 7, 2004--Printronix, Inc. (NASDAQ:PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today announced results for the second quarter of fiscal year 2005, which ended September 24, 2004. Second quarter revenue was $31.8 million, up 9.5% from $29.1 million in the year ago quarter. The company reported operating income of $0.1 million and a net loss of $0.1 million for the quarter, compared with the year ago net loss of $0.9 million. The net loss for the quarter was $0.02 per diluted share, improved from the year ago net loss of $0.17 per diluted share.
     Revenue for the first six months of fiscal year 2005 was $65.1 million, up 9.2% from $59.6 million a year ago. Year to date net income was $0.3 million, or $0.05 per diluted share, compared with a net loss of $0.9 million, or a loss of $0.16 per diluted share, a year ago.
     Gross margin was 37.8% for the second quarter, up from 36.6% in the same period one year ago due primarily to higher sales volumes and a stronger Euro. For the first six months of fiscal year 2005, gross margin was 38.9%, up from 36.4% for the year ago period, primarily for the same reasons.
     Operating expenses in the quarter were $11.9 million, up from $11.2 million in the year ago fiscal period. Sales and marketing increased due to continuing investment in geographic expansion, marketing efforts related to RFID and demand generation programs. G&A expenses increased over the prior year primarily as a result of higher legal costs and higher consulting costs associated with satisfying Sarbanes-Oxley requirements. Year to date operating expenses increased to $24.4 million, up from $22.1 million a year ago, for the reasons stated above.
     During the quarter, Printronix incurred costs of $0.4 million as actions to restructure operations and reduce costs were completed.
     "Printronix's investment in the RFID market is paying off in industry confidence and brand equity. RFID sales for the quarter were $0.9 million, or 2.7% of sales," said Bob Kleist, President and CEO of Printronix. "Since launching our first RFID solution in September 2003, Printronix has worked directly with Wal-Mart and Department of Defense suppliers engaged in RFID pilot programs. Our commitment has been to collaboratively support the entire RFID community -- from integration partners, to end-user customers, to policy makers, such as EPCglobal, Inc. This is the reason Printronix is being consistently recognized as a top performer by end users, integrators and the media." Printronix saw growth in line matrix printers (its core business), and in thermal printers. On a year over year basis, line matrix sales are up $0.9 million, or 4.3%, for the quarter and up $2.7 million, or 6.2%, for the year to date. Thermal printer sales for the quarter grew $1.9 million, or 47.5%, and grew $2.9 million, or 35.2%, for the year to date.
     The company ended the first quarter with cash of $39.6 million, up $8.3 million from the year ago quarter. The company did not repurchase any shares of its common stock during the first or second quarters of fiscal year 2005.
     On October 7, 2004, there will be an earnings conference call at 1:30 p.m. PT (4:30 p.m. ET). The call will be broadcast live over the Internet and will be hosted by Robert Kleist, President and CEO and George Harwood, Senior Vice President and CFO. To access the live audio webcast, go to the Printronix Web site at www.printronix.com and select the conference call link to register.

     Except for historical information, this press release contains "forward-looking statements" about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as "objectives," "believes," "expects," "plans," "intends," "should," "estimates," "anticipates," "forecasts," "projections," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company's markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from a resurgence of SARS (Severe Acute Respiratory Syndrome); the ability of the company to maintain our production capability in our Singapore plant or obtain product from our Asia Pacific suppliers should a resurgence of SARS occur; the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer market; the ability of the company to adapt to changes in requirements for RFID products by Wal-Mart and/or the Department of Defense or others; the ability of the company to attract and to retain key personnel; the ability of the company's customers to achieve their sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; the ability of the company to compete against alternate technologies for applications in our markets; and the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change. The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

     About Printronix, Inc.

     Since 1974, Printronix, Inc. (NASDAQ:PTNX) has created innovative printing solutions for the industrial marketplace and supply chain. The company is the worldwide market leader in enterprise solutions for line matrix printing and has earned an outstanding reputation for its high-performance thermal and fanfold laser printing solutions. Printronix also has become an established leader in pioneering technologies, including radio frequency identification (RFID) printing, bar code compliance and networked printer management. Printronix is headquartered in Irvine, Calif. For more information, please visit www.printronix.com.


Printronix, Inc., and Subsidiaries

          Consolidated Statements of Operations (Unaudited)

                    (Dollars in Thousands, Except Share and Per Share
                                           Data)

                          Three Months Ended        Six Months Ended
                      9/24/04   6/25/04   9/26/03   9/24/04   9/26/03

Revenue               $31,808   $33,278   $29,059   $65,086   $59,597
Cost of sales          19,770    19,968    18,417    39,738    37,912
Gross margin           12,038    13,310    10,642    25,348    21,685
Engineering and
 development            3,916     3,998     3,980     7,914     7,794
Sales and marketing     5,903     6,280     5,373    12,183    10,457
General and
 administrative         2,104     2,183     1,818     4,287     3,874
Total operating
 expenses              11,923    12,461    11,171    24,384    22,125
Income (loss) from
 operations               115       849      (529)      964      (440)
Other expense, net          7        62        74        69       114
Income (loss) before
 taxes                    108       787      (603)      895      (554)
Provision for taxes       218       338       331       556       333
Net (loss) income       $(110)     $449     $(934)     $339     $(887)

(Loss) Earnings Per
 Share:
Basic                  $(0.02)    $0.07    $(0.17)    $0.05    $(0.16)
Diluted                $(0.02)    $0.07    $(0.17)    $0.05    $(0.16)

Shares Used in (Loss) Earnings
 Per Share Computation:
Basic               6,341,593 6,280,643 5,643,335 6,311,117 5,593,707
Diluted             6,341,593 6,446,960 5,643,335 6,488,725 5,593,707

Gross margin %           37.8%     40.0%     36.6%     38.9%     36.4%
Operating expenses %     37.5%     37.4%     38.4%     37.5%     37.1%
Income (loss) from
 operations %             0.4%      2.6%    (1.8)%      1.5%    (0.7)%
Net (loss) income %      (0.3)%     1.3%    (3.2)%      0.5%    (1.5)%

               Consolidated Balance Sheets (Unaudited)

                                             (Dollars in Thousands)

                                          9/24/04   6/25/04   9/26/03
Assets
Cash and equivalents                      $39,623   $38,974   $31,364
Accounts receivable, net                   17,352    17,354    15,191
Inventory, net                             14,158    13,312    13,566
Other current assets                        6,494     6,762     5,679
Plant and equipment, net                   33,946    34,651    36,991
Other assets                                1,226     1,216       621
    Total assets                         $112,799  $112,269  $103,412

Liabilities and Stockholders' Equity
Short-term debt                              $700      $700      $700
Accounts payable                            7,689     7,623     4,986
Other current liabilities                  11,863    11,595    11,645
Other long-term liabilities                15,957    15,828    14,888
Stockholders' equity                       76,590    76,523    71,193
    Total liabilities and stockholders'
     equity                              $112,799  $112,269  $103,412



Printronix, Inc., and Subsidiaries


                   Sales Classification (Unaudited)


Sales by Geographic
 Region
                      Three Months Ended            Percent of Total
                                                          Sales
                     Sept. 24, Sept. 26,  Percent  Sept. 24, Sept. 26,
                        2004      2003     Change     2004      2003
                       ($ in thousands)
Americas               $15,606   $15,155      3.0%     49.0%     52.2%
EMEA                    10,806     9,534     13.3%     34.0%     32.8%
Asia Pacific             5,396     4,370     23.5%     17.0%     15.0%
                       $31,808   $29,059      9.5%    100.0%    100.0%

Sales by Product
 Technology
                      Three Months Ended            Percent of Total
                                                          Sales
                     Sept. 24, Sept. 26,  Percent  Sept. 24, Sept. 26,
                        2004      2003     Change     2004      2003
                       ($ in thousands)
Line matrix            $22,140   $21,230      4.3%     69.6%     73.1%
Thermal                  5,917     4,012     47.5%     18.6%     13.8%
Laser                    3,212     3,195      0.6%     10.1%     11.0%
Verification products      539       622    (13.3)%     1.7%      2.1%
                       $31,808   $29,059      9.5%    100.0%    100.0%

Sales by Channel
                      Three Months Ended            Percent of Total
                                                          Sales
                     Sept. 24, Sept. 26,  Percent  Sept. 24, Sept. 26,
                        2004      2003     Change     2004      2003
                       ($ in thousands)
OEM                     $8,880    $8,855      0.3%     27.9%     30.5%
Distribution            21,226    18,410     15.3%     66.7%     63.3%
Direct                   1,702     1,794     (5.1)%     5.4%      6.2%
                       $31,808   $29,059      9.5%    100.0%    100.0%

Sales by Customer
                      Three Months Ended            Percent of Total
                                                          Sales
                     Sept. 24, Sept. 26,  Percent  Sept. 24, Sept. 26,
                        2004      2003     Change     2004      2003
                       ($ in thousands)
Largest customer -
 IBM                    $6,916    $6,297      9.8%     21.7%     21.7%
Second largest
 customer                2,619     2,730     (4.1)%     8.2%      9.4%
Top ten customers       16,159    14,941      8.2%     50.8%     51.4%



Printronix, Inc., and Subsidiaries


                   Sales Classification (Unaudited)


Sales by Geographic
 Region
                       Six Months Ended             Percent of Total
                                                          Sales
                     Sept. 24, Sept. 26,  Percent  Sept. 24, Sept. 26,
                        2004      2003     Change    2004      2003
                       ($ in thousands)
Americas               $30,523   $31,777     (4.0)%    46.9%     53.4%
EMEA                    23,520    19,926     18.0%     36.1%     33.4%
Asia Pacific            11,043     7,894     39.9%     17.0%     13.2%
                       $65,086   $59,597      9.2%    100.0%    100.0%

Sales by Product
 Technology
                       Six Months Ended             Percent of Total
                                                          Sales
                     Sept. 24, Sept. 26,  Percent  Sept. 24, Sept. 26,
                        2004      2003     Change    2004      2003
                       ($ in thousands)
Line matrix            $46,144   $43,434      6.2%     70.9%     72.9%
Thermal                 11,255     8,322     35.2%     17.3%     14.0%
Laser                    6,549     6,625     (1.2)%    10.1%     11.1%
Verification products    1,138     1,216     (6.4)%     1.7%      2.0%
                       $65,086   $59,597      9.2%    100.0%    100.0%

Sales by Channel
                       Six Months Ended             Percent of Total
                                                         Sales
                     Sept. 24, Sept. 26,  Percent  Sept. 24, Sept. 26,
                        2004      2003     Change    2004      2003
                       ($ in thousands)
OEM                    $19,396   $20,913     (7.3)%    29.8%     35.1%
Distribution            41,485    35,877     15.6%     63.7%     60.2%
Direct                   4,205     2,807     49.8%      6.5%      4.7%
                       $65,086   $59,597      9.2%    100.0%    100.0%

Sales by Customer
                       Six Months Ended             Percent of Total
                                                          Sales
                     Sept. 24, Sept. 26,  Percent  Sept. 24, Sept. 26,
                        2004      2003     Change    2004      2003
                       ($ in thousands)
Largest customer -
 IBM                   $14,139   $15,269     (7.4)%    21.7%     25.6%
Second largest
 customer                5,203     5,010      3.9%      8.0%      8.4%
Top ten customers       33,454    31,007      7.9%     51.4%     52.0%


     CONTACT: Printronix, Inc., Irvine
              Robert A. Kleist, 714-368-2863
              or
              George L. Harwood, 714-368-2384
              or
              EVC Group, LLC (Investors)
              Douglas M. Sherk or Jennifer Beugelmans, 415-896-6820 dsherk@evcgroup.com or jbeugelmans@evcgroup.com or
              WunderMarx, Inc. (Media)
              Cara Good, 949-860-2434, ext. 312
              cgood@wundermarx.com